(Letterhead of Leonard W. Burningham, Esq.)

December 20, 1996


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Triple Chip Systems, Inc., a Delaware corporation (the "Registrant"), SEC File No. 33-2249-FW, to be filed on or about December 20, 1996, covering the registration and issuance of 300,000 shares of common stock to nine individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

cc:    Triple Chip Systems, Inc.